Exhibit 99.1

NEWS RELEASE Lakes Entertainment, Inc. 130 Cheshire Lane, Suite 101 Minnetonka, MN 55305 952-449-9092 952-449-9353 (fax) www.lakesentertainment.com (NASDAQ: LACO)

INVESTOR RELATIONS CONTACT:

Timothy Cope – (952) 449-7030

FOR IMMEDIATE RELEASE:

February 24, 2012

LAKES ENTERTAINMENT ANNOUNCES BUY-OUT OF PARTNER IN

EVITTS RESORT, LLC

MINNEAPOLIS – February 24, 2012 – Lakes Entertainment, Inc. (NASDAQ: LACO) announced that it has entered into an agreement to buy out Addy Entertainment, LLC’s interest in Evitts Resort, LLC, a joint venture between Lakes and Addy. In September 2011, Evitts submitted a response to a request for proposal by the State of Maryland Video Lottery Facility Location Commission for a video lottery operation license at the Rocky Gap Lodge & Golf Resort in Cumberland, Maryland. Subsequent to the buy-out, Lakes will be the sole owner of Evitts. The buy-out is contingent on Evitts being awarded the license by the Commission, which has not yet selected a recipient of the license.

About Lakes Entertainment

Lakes Entertainment, Inc. currently has development and management or financing agreements with two separate Tribes for casino operations in California, for a total of two separate casino sites. Lakes is currently managing the Red Hawk Casino for the Shingle Springs Band of Miwok Indians. Lakes has an investment in Rock Ohio Ventures, LLC for their planned casino developments in Cincinnati and Cleveland, Ohio. Lakes has also submitted a response to a request for proposal to own and manage a casino project in Maryland.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the company. These risks and uncertainties include, but are not limited to, need for potential future financing to meet Lakes’ development needs; those relating to the inability to complete or possible delays in completion of Lakes’ casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management or development contracts; Lakes operates in a highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes; possible need for future financing to meet Lakes’ expansion goals; risks of entry into new businesses; and reliance on Lakes’ management. For more information, review the company’s filings with the Securities and Exchange Commission.

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